Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ARIEL WAY, INC.,

LIME TRUCK ACQUISITION CORPORATION,

LIME MEDIA, LLC,

LIME TRUCK, INC.,

 MELODY MAYER,

HEATH HILL

AND

CHARLES WARREN

Dated Effective as of April 30, 2008

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 30, 2008, by and among Ariel Way, Inc., a Florida corporation (the "Buyer"), Lime Truck Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of the Buyer (the "Buyer Sub"), Lime Media, LLC, a Texas limited liability company (the "Company"), Lime Truck, Inc.1 a Texas corporation (the “Company Affiliate”), Melody Mayer, Heath Hill and Charles Warren, all of the members of the Company (the "Members").

WITNESSETH:

WHEREAS, the Boards of Directors of the Buyer and the Buyer Sub and the manager of the Company (the “Manager”) and Members of the Company have determined that it is advisable and in the best interests of their respective companies and their stockholders or members to consummate the business combination transaction upon the terms set forth in this Agreement pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into the Buyer Sub, with the Buyer Sub being the surviving entity (the "Merger"); and

WHEREAS, the Members and the Manager of the Company have approved the Merger in accordance with the Regulations of the Company, dated October 18, 2006 (the “Regulations”) and Texas Law;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, certain capitalized terms used herein are defined in Article VII.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, warranties and agreements contained herein and other good and valuable consideration the receipt of which is hereby acknowledged by the parties hereto, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

The Merger

  Section 1.1

The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law") and the Texas Limited Liability Company Act (the "Texas Law"), upon the execution of this Agreement and concurrent with the filing of a Certificate of Merger by the Buyer Sub and Articles of Merger by the Company with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas, respectively (each a "Certificate of Merger," and collectively, the "Merger Certificates") (in accordance with the relevant provision of Delaware Law and Texas Law, respectively), the Company shall merge with and into the Buyer Sub. The Merger shall become effective upon the filing of the Merger Certificates by the respective parties with the Department of State of the State of Delaware and the State of Texas and the separate corporate existence of the Company will cease upon the filing of the Merger Certificates (the "Effective Time"). The Buyer Sub will continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") in the Merger and,

1 To be amended immediately upon the Effective Time as defined herein, to reflect the name change to Lime Media Group, Inc. or such variation as approved by the Secretary of State of Texas.

except as set forth hereinbelow, shall succeed to and assume all of the rights and obligations of the Company. The Buyer Sub, as the surviving corporation after the Merger, will be governed by the laws of the State of Delaware.

For purposes of this Agreement, the date of the filing of the Merger Certificate and the execution of this Agreement shall be known as the "First Closing Date" and the actions taken on such date and at such time, the "First Closing" and the date of the payment of the amount due under the Acquisition Promissory Notes (as defined in Section 1.7(b)) shall be known as the "Second Closing Date" and the actions taken on such date and at such time, the "Second Closing."  Consummation of the transactions contemplated by this Agreement and the Collateral Agreements at the First Closing and the Second Closing shall take place at the offices of Babirak Carr, P.C., 1920 L Street, N.W., Suite 525, Washington, D.C. 20036 commencing at 11.00 a.m. local time, or at such other time or location as the parties may fix by mutual agreement of the Buyer, Buyer Sub, the Company and the Members.  At the First Closing, each party will cause to be prepared, executed, delivered and filed the following: this Agreement, the Collateral Agreements, the Merger Certificates and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.  All actions taken at the First or Second Closing shall be deemed to have been taken at the time the last of any such actions is taken or completed.

Section 1.2

Effects of Merger; First Closing. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of Delaware Law and Texas Law. At the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Buyer Sub including all operating agreements, tax identification numbers and assets (the “Included Assets”) as more particularly described in the “List of Assets” attached hereto as Exhibit A, will vest in the Surviving Corporation subject to the terms of the Acquisition Pledge and Escrow Agreement, Security AgreementAcquisition Promissory Notes, and One Year Promissory Notes (as defined in Sections 1.7(b) and 1.7(c)) each in substantially the form attached hereto as Exhibits B, C, D, and E.  Subject to the terms of this Agreement, at the Effective Time all debts, liabilities and duties of the Company and Buyer Sub not paid by the Company at or before the First Closing will become the debts, liabilities and duties of the Surviving Corporation.

The Included Assets shall include but are not limited to all equipment, fixtures, vehicles, works in progress, prepaid deposits, goodwill, inventory, trademarks, trade names, intellectual property (except as specifically set forth herein) and all other tangible and intangible assets, to be substantially the same as those set forth on the Company Compiled Financial Statements (as defined in Section 2.6), and as set forth in Exhibit A hereto.  Immediately prior to the Effective Time, the Company’s rights, title and interest to the use of the trademark, Service Mark, and/or trade name “Lime Media”, registered with the  United States Patent and Trademark Office Registration No. 3,376,115 (but not “Lime Truck”) and all other related intellectual property associated therewith shall be assigned to and vest in Company Affiliate.  The Included Assets shall also include all cash in account not to exceed $5,000.00, accounts receivable as specifically set forth in Exhibit K, and all new business originated by Buyer Sub on or after May 1, 2008, , such that Buyer Sub will be able to report and disclose the financial results of the Surviving Corporation as if the Merger has been fully completed in accordance with SEC regulations.  All of the Included Assets are as set forth on Exhibit A and shall not encompass any specifically excluded assets (the “Excluded Assets”) as specifically set forth in Exhibit A attached hereto.

Section 1.3

Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Buyer Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, provided however, that the Certificate of Incorporation of the Surviving Corporation will be amended to reflect that the name of the Surviving Corporation following the Effective Time will be "Lime Truck, Inc."

Section 1.4

Bylaws. At the Effective Time, the bylaws of Buyer Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, provided however, that the bylaws of the Surviving Corporation will be amended to reflect that the name of the Surviving Corporation will be "Lime Truck, Inc."

Section 1.5

Board of Directors and Officers. The directors and corporate officers of Buyer Sub immediately prior to the Effective Time shall continue to be the directors and corporate officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed (as the case may be) and qualified.

Section 1.6

Execution of Agreement. Upon execution of this Agreement and as consideration therefore, the Buyer shall deliver to the Members a number of shares of Buyer Common Stock equal to $35,000 divided by the average of the closing bid prices of the shares of Buyer Common Stock as quoted on the OTC Bulletin Board for the five (5) trading days ending two trading days prior to the First Closing Date; provided, however, that if the number of shares issuable pursuant to the foregoing formula is less than 10,000,000 shares, the Buyer shall deliver to the Members an aggregate of 10,000,000 shares of Buyer Common Stock.  The parties understand and agree that the shares of Buyer Common Stock to be delivered pursuant to this Section 1.6 are in lieu of the shares deliverable pursuant to and at the time of the signing of the Letter Of Intent among the parties, dated January 10, 2008 (the "Letter Of Intent Signing Stock Consideration").  In the event the Members exercise their repurchase rights under Section 1.12 below, the Members shall have the right to retain the Letter Of Intent Signing Stock Consideration.

Section 1.7

Effect of Merger. As of the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Buyer Sub, the Company, the Members, or Manager, the Membership Interests (as defined in Section 2.2(a)) shall be cancelled and extinguished and converted into the right to receive the following:

(a)

an aggregate of 17,000,000 shares of Buyer Common Stock (the "Stock Consideration"), the number of such shares of Stock Consideration to be issued to each Member as of the Effective Time shall be in accordance with Schedule 1.7 hereto;

(b)

promissory notes to be issued by the Buyer in the original aggregate principal amount of $792,500 (the “Acquisition Note Consideration”) in substantially the form of such note attached hereto as Exhibit D (the "Acquisition Promissory Notes"),  the principal amounts of each Acquisition Promissory Note to be issued to a Member shall be in accordance with Schedule 1.7 attached hereto.  The principal amount of each of the Acquisition Promissory Notes shall be payable by the Buyer to the Members on or before 45 days after the  Buyer Sub’s  completion at  Buyer Sub’s expense of the audit of the December 31,  2007 financial statements, and any unaudited interim financial statements of the Company and its Subsidiaries required to be filed by the Buyer with the SEC pursuant to Regulation S-X (the “Company Audited Financial Statements”), but  no later than 60 days after the First Closing.  The Acquisition Promissory Notes shall be secured by all of the issued and outstanding shares of common stock of the Surviving Corporation, which shares shall be held in escrow pursuant to the terms and conditions of an Acquisition Pledge and Escrow Agreement in substantially the form attached hereto as Exhibit B; and

(c)   promissory notes in the original aggregate principal amount of $640,000 (the "One Year Note Consideration") in substantially the form of such note attached hereto as Exhibit E (the "One Year Promissory Notes"), the principal amounts of each One Year Promissory Note to be issued to each Member shall be in accordance with Schedule 1.7 attached hereto.  (The Stock Consideration, One Year Note Consideration and the Acquisition Promissory Note Consideration shall hereinafter sometimes referred to as the "Merger Consideration.") The One Year Note Consideration shall be subject to adjustment in accordance with Section 4.5(c) and to satisfaction of certain sales and performance targets set forth in the Business Plan attached hereto as Exhibit F.

Section 1.8

Restrictions on Transfer of Buyer Common Stock.

(a)

The Members understand and agree that all of the shares of Buyer Common Stock to be issued pursuant to Section 1.6 and 1.7(b) above will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be issued in one or more transactions that are exempt from such registration requirements pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, will be deemed to be "restricted securities" within the meaning set forth in Rule 144, may not be resold without registration under, or an exemption, from the registration requirements of the Securities Act, and that the Company will impose stop transfer instructions against the shares. Each certificate evidencing shares of Buyer Common Stock issued pursuant to Sections 1.6 and 1.7(b) shall bear substantially the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN  REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

(b)

Further, an aggregate of 12,000,000 shares of Buyer Common Stock included in the Stock Consideration that are required to be returned to, and cancelled by, the Buyer upon Members’ exercise of their Repurchase Option pursuant to Section 1.12 shall bear a further restrictive legend reflecting the fact that such shares may not be sold, pledged, hypothecated, or otherwise transferred during the period commencing on the Effective Date through the date the Members’ rights to exercise the Repurchase Option terminate in accordance with Section 1.12

Section 1.9

Placement in Escrow. At the First Closing, all shares of the common stock of the Surviving Corporation shall be placed in escrow with an escrow agent pursuant to the terms and conditions of the Acquisition Pledge and Escrow Agreement attached hereto as Exhibit B.

Section 1.10

Vehicle ACH Payments. At the Second Closing, the Members shall deposit an amount equal to twelve (12) months of payments due under the Company’s lease arrangements for the vehicles identified on Exhibit A (the “Vehicles”) into a commercial escrow  account from which Member’s commercial escrow agent shall make monthly withdrawals of funds to make monthly Vehicle payments pursuant to the terms and conditions as attached hereto as Exhibit G (the “Vehicle ACH Payment Agreement”).

Section 1.11

Vehicle Escrow. At the Second Closing, titles for the Vehicles will be deposited with an escrow agent to be held in escrow.  The Members shall have a first lien on all clear Vehicles titles and a second lien position on remaining titles until the payment pursuant to the One Year Promissory Note has been fully satisfied.

Section 1.12

Repurchase Option.

(a)

In the event that either:

(i)   the Buyer for any reason, except for acts of God and other unforeseen events and actions over which the Buyer has no control, shall not satisfy the material conditions to the Second Closing, including payment of the principal amount of $792,500 due pursuant to the terms of the Acquisition Promissory Note subject to any cure period; or

(ii)   during the period following the First Closing through the Second Closing, YA Global Investments, LP (“YA Global”, f/k/a Cornell Capital Partners, LLP) and/or Montgomery Equity Partners, Ltd., in one or a series of transactions converts the shares of Series A Convertible Preferred Shares held by them so that, following such transactions, they beneficially own in the aggregate and collectively at the time of such transactions and as disclosed in an appropriate filing with the SEC 15% or more of then issued and outstanding shares of the Buyer’s Common Stock, the Members, jointly and not severally, shall have an option (the “Repurchase Option”) to purchase all (but not less than all) of the shares of Buyer Sub common stock held in escrow pursuant to the Acquisition Pledge and Escrow Agreement attached hereto as Exhibit B for aggregate consideration of $100 (the “Repurchase Consideration”).  The Repurchase Option shall be exercisable for a period of 15 days following the first occurrence of an event set forth in either subparagraph (a) or (b) above (the “Repurchase Option Exercise Period”) and, if not exercised during such Repurchase Option Exercise Period, the Repurchase Option shall automatically terminate and shall be of no further force or effect.  The Members, jointly and not severally, shall exercise their Repurchase Option by delivering written notice to the Buyer and Buyer Sub on or before the expiration of the Repurchase Option Exercise Period (the “Repurchase Option Notice”) together with a check or checks in the amount equal to the Repurchase Consideration. A closing with regard to the Member’s exercise of the Repurchase Option shall occur no later than 15 business days following the Buyer’s receipt of the Repurchase Option Notice and Repurchase Consideration from the Members (the “Repurchase Option Closing”).

(b)

In the event the Members exercise the Repurchase Option in accordance with Section 1.12(a):

(i)

as a break-up fee, the Members shall have a right to retain (A) all of the shares of Buyer Common stock issued at the First Closing pursuant to Section 1.6 above and (B) 5,000,000 shares of Buyer Common Stock issued pursuant to Section 1.7(a) above; and

(ii)

the Buyer’s obligations to pay the principal amount and interest due under the Acquisition Promissory Notes and One Year Notes shall terminate and such promissory notes shall be delivered to the Buyer at the Repurchase Option Closing for cancellation; and

(iii)

the Buyer shall have no further liability or obligation to the Members or the Surviving Corporation under this Agreement, the Collateral Agreements, or otherwise.

Section 1.13

Surrender of Member Interests; Transfer Books.

(a)    At the First Closing, certificates representing the Member Interests shall be surrendered to the Buyer Sub by the holder of record of such Member Interests whereupon such certificates shall be cancelled immediately. Until so surrendered, each such Member Interest will represent solely the right to receive the Merger Consideration relating thereto. Upon surrender of a Member’s Interests for cancellation, the holder of such certificate shall be entitled to receive promptly, but no later than one (1) business day after the later of the Effective Time or the delivery of the certificate representing the Member Interest and in exchange therefore the Merger Consideration that such holder is entitled to receive pursuant to Schedule 1.7.

(b)    At the Effective Time, the transfer books of the Company will be closed and there will not be any further registration of transfers of any Member Interests, options or warrants thereafter on the records of the Company. If, at or after the Effective Time, Member Interests are presented to the Buyer Sub for transfer, they will be canceled.

ARTICLE II

Representations and Warranties of Company and Members

The Company and the Members, jointly and severally, represent and warrant to the Buyer as follows:

Section 2.1

Organization and Qualification. The Company (a) is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Texas, (b) has the requisite corporate power and authority to own, operate, manage, lease, and hold its properties and assets as and where its properties and assets are presently located and to carry on its business as is now being conducted and proposed to be conducted, and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has furnished to Buyer true, correct and complete copies of its Articles of Organization, as amended (the “Articles of Organization”) and Regulations, as amended.

Section 2.2

Capitalization; Subsidiaries.

(a)

All membership interests of the Company (the “Membership Interests”) are owned beneficially and of record as set forth in Schedule 2.2 attached hereto. Except as set forth in Schedule 2.2, there are no issued or outstanding membership interests or other equity securities of the Company, or securities convertible into or exchangeable or exercisable for membership interests or other equity securities of the Company, or outstanding options, warrants, calls, preemptive rights, subscriptions, or other rights, agreements, contracts, commitments, understandings or arrangements of any character by which the Company, any Member or any other person is bound to issue, transfer, sell, repurchase, retire or cause to be issued, transferred, sold repurchased or retired any Membership

Interest or other equity securities of the Company or securities convertible into or exchangeable or exercisable for membership interest or other equity securities of the Company, or obligating the Company to grant, extend, or enter into any such options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, contracts, commitments, understandings, or arrangements.   Except as set forth on Schedule 2.2, the Membership Interests listed on Schedule 2.2 owned by each such Member: (i) to the Knowledge of the Company, are not subject to or bound by any agreement affecting or relating to such Member’s right to transfer its membership interests or other equity securities of the Company; (ii) were not issued in violation of the Securities Act or any state or foreign securities laws; and (iii) to the Knowledge of the Company, are free and clear of all Liens or other encumbrances. Except as set forth on Schedule 2.2, there are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of any Membership Interests or other equity securities of the Company to which the Company or, to the Knowledge of the Company, any Member is a party.

(b)

The copy of the Articles of Organization and the Company Regulations provided to Buyer are accurate and complete as of the date of this Agreement.

(c)

The Company does not have any Subsidiary except AIM Fleet,  Ltd. a Texas limited  partnership.

Section 2.3

Authority, Approval and Enforceability.

(a)

The Company has the necessary corporate power and authority to enter into this Agreement and each Collateral Agreement to which it is a party and, subject to the filing of the Certificate of Merger as required by Texas Law, to consummate the Merger and to otherwise carry out its obligations hereunder and under the Collateral Agreements. The Members have the necessary competency, power and authority to enter into this Agreement and the Collateral Agreements to which they are parties and carry out the obligations hereunder. The execution and delivery of this Agreement and the Collateral Agreements to which the Company is a party and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Company and the Members and no other proceedings on the part of the Company or any Member are necessary to authorize this Agreement and each such Collateral Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby.

(b)

This Agreement and each Collateral Agreement to which the Company is a party has been, or upon execution and delivery will be, duly executed and delivered by the Company and constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with their respective terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or other similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

(c)

None of the Members nor any other holder from time to time of any class or group or series of membership interests in the Company has, or has at any time been provided, contractual appraisal rights (whether pursuant to the Company Regulations or otherwise) that could be exercised or perfected in connection with this Agreement and/or the consummation of the Merger.

Section 2.4

No Conflict; Required Filings and Consents.

(a)

Except as otherwise set forth in Schedule 2.4 attached hereto, the execution, delivery and performance by the Company of this Agreement and the Collateral Agreements to which the Company is a party and the consummation of the Merger will not: (i) breach, conflict with or violate any provision of the Company’s Articles of Organization or the Company Regulations; (ii) require any filing with, or permit, authorization, consent or approval of, any governmental authority; (iii) contravene or conflict with or violate in any material respect any Legal Requirement; (iv) violate, conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, materially modify, cancel, require any notice under, or cause the loss of a benefit (including any increase in payments) under any Material Agreements to which the Company is a party or by which the Company is bound or to which any asset of the Company is subject; or (v) result in the creation or imposition of any Liens on the properties or assets of the Company, except in the cases of clauses (ii) and (v) as would not reasonably be expected to have a Material Adverse Effect.

(b)

Except for the filing of the Merger Certificate and any applicable requirements, if any, under "takeover" or "blue sky" law, neither the Company nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby the failure of which to submit would, individually or in the aggregate, have or result in a Material Adverse Effect on the Company. No waiver, consent, approval or authorization of any Governmental Entity or any third party is required to be obtained or made by the Company or its Subsidiaries in connection with its execution, delivery or performance of this Agreement the failure of which to obtain or make, individually or in the aggregate, would have or result in a Material Adverse Effect on the Company.

(c)

No suit, action, inquiry, investigation or other proceeding is pending or, to the Knowledge of the Company, threatened against or involving the Company or any Subsidiary before any Governmental Entity seeking to restrain the Company or any such Subsidiary from entering into this Agreement and the Collateral Agreements to which the Company is a party or which questions or challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with the First Closing, or seeking damages against the Company or any Subsidiary as a result of the consummation of the Merger. Neither the Company nor any Subsidiary is subject to any judgment, order or decree which could reasonably be expected to have a Material Adverse Effect.

Section 2.5

Investment Representations.

(a)

The Members understand and agree that they are acquiring the Letter of Intent Signing Consideration Stock, the Stock Consideration and the One Year Promissory Notes pursuant to the Merger for investment for their own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act;

(b)

The Members understand and agree that the shares of Buyer Common Stock and One Year Promissory Note issuable at the First Closing will not have been registered under the Securities Act and will be deemed "restricted securities" within the meaning set forth in Rule 144 under the Securities Act and may not be sold or transferred without registration under or an exemption from the registration requirements under the Securities Act;

(c)

Each Member represents that he, she or it has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of its investment in the Buyer Common Stock and One Year Promissory Note and has the capacity to protect his, her or its own interests;

(d)

Each Member is an Accredited Investor as defined in Regulation D under the Securities Act; and

(e)

Each Member acknowledges that an investment in shares of Buyer Common Stock and One Year Promissory Note by way of the Merger is highly speculative and entails a substantial degree of risk, and each such Member has the ability to bear the economic risk of his, her or its investment indefinitely.

(f)

Prior to the execution and delivery of this Agreement, each Member has had the opportunity to ask questions of and receive answers from representatives of Buyer concerning the finances, operations, business and prospects of Buyer.  Without limiting the generality of the foregoing, each Member acknowledges having received and reviewed a copy of Buyer’s Annual Report on Form 10-KSB for the year ended September 30, 2007, and quarterly report on Form 10-Q for the period ended December 31, 2007, and all current reports on Form 8-K filed by the Buyer in the last 12 months.  Each Member represents that he, she or it is a resident of the State of Texas.

Section 2.6

Financial Statements; Debt.

(a)

Attached hereto as Exhibit H are the Company’s (a) compiled balance sheet (the "Company Balance Sheet") dated as of December 31, 2007 (the "Balance Sheet Date") and income statement for the year then ended (all such financial statements being collectively referred to herein as the "Company Compiled Financial Statements") and (b) the Company’s interim balance sheet as of March 31, 2008 and , income statement for the period then ended. The Company Compiled Financial Statements present fairly in all material respects the financial condition, results of operations, changes in members’ equity, and cash flows of the Company for the periods then ended, and, except (i) for footnotes and normal year end adjustments..The Company maintains internal accounting controls designed to provide reasonable assurances that transactions by the Company are executed in accordance with management’s general or specific authorization and to maintain accountability for assets. There have been no instances of fraud that have occurred since January 1, 2006, involving the management of the Company or any other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(b)

The Company has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Company Compiled Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively.

(c)

Except as otherwise set forth in Schedule 2.6 attached hereto, the accounts receivable reflected in the Company Compiled Financial Statements, or in the books and records of the Company (“Books and Records”) as of the First Closing Date arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered, and performed to the account obligors, and no further filings with Governmental Entities, insurers, or others are required to be made, no further goods are required to be provided, and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable as set forth in Exhibit K in full. Except as set forth on

Schedule 2.6, all such accounts receivable are current and the reserves for such accounts receivable have not been calculated in accordance with GAAP. Reserves for accounts receivable in the Company Compiled Financial Statements, and in the books and records of the Company as of the First Closing Date do not include reserves for any accounts receivable as set forth in Exhibit K that become uncollectible as a result of the Merger or actions taken by Buyer subsequent to the First Closing. Except as set forth in Schedule 2.6 no such account has been assigned or pledged to any other person or entity and, except only to the extent fully reserved against as set forth in the Company Compiled Financial Statements, no defense or set-off to any such account has been asserted by the account obligor.

(c)

The Company owns or has the right to use all of the assets necessary to continue the operations of the Company after the First Closing as it has been conducted by the Company immediately prior to the date of this Agreement.

Section 2.7

Absence of Certain Changes.

(a)

Since the Balance Sheet Date, except as set forth on Schedule 2.7, the Company has conducted its business in the Ordinary Course of Business and there has not been with respect to the Company or any Subsidiary:

(i)

any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon;

(ii)

any material loss of customers. A correct and complete list of all customers lost in the preceding twelve (12) months, including all revenue generated from any customer generating at least $2,500 per month in revenue for the Company for the twelve (12) months preceding the date on which they were no longer customers will be provided upon request of Buyer;

(iii)

any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

(iv)

any mortgage, encumbrance or lien placed on any of the properties thereof;

(v)

any material obligation or liability incurred thereby other than obligations and liabilities incurred in the Ordinary Course of Business;

(vi)

any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the Ordinary Course of Business;

(vii)

any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;

(viii)

any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;

(ix)

any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents;

(x)

any change with respect to the management, supervisory or other key personnel thereof;

(xi)

any payment or discharge of a material Lien or liability thereof which lien was not either shown on the Company Compiled Balance Sheet or incurred in the Ordinary Course of Business thereafter;

(xii)

any obligation or liability incurred thereby to any of its officers, directors or stockholders or any loans or advances made thereby to any of its officers, directors or stockholders except normal compensation and expense allowances payable to officers;

(b)

Except as otherwise set forth in Schedule 2.7 attached hereto, since the date of the Balance Sheet Date the Company has conducted its business only in the Ordinary Course of Business and there has not been:

(i)

any event, circumstance, or change that had a Material Adverse Effect;

(ii)

any material damage, destruction, or loss (whether or not covered by insurance) to any of the Company’s assets (other than the disposition of Inventory in the Ordinary Course of Business); or

(iii)

any Material Adverse Effect on the Company’s sales patterns, pricing policies, accounts receivable, or accounts payable.

(c)

Except as set forth on Schedule 2.7, since January 1, 2007, the Company has not:

(i)

merged with or consolidated with any other corporation or acquired any business or assets;

(ii)

changed the Company’s issued equity securities; granted any option or right to purchase equity securities of the Company; issued any security convertible into or exchangeable or exercisable for such equity securities; granted any registration rights; purchased, redeemed, retired, or otherwise acquired any securities of any person; or declared or paid any dividend or other distribution or payment in respect of equity securities except for reasonable distributions for the payment of taxes by the members of the Company;

(iii)

amended the Articles of Organization or the Company Regulations;

(iv)

created, incurred, assumed, guaranteed, or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in the Ordinary Course of Business;

(v)

filed any amendment to any Tax Return, made any change in any election relating to Taxes already made, adopted or changed any accounting method relating to Taxes, entered into any closing agreement relating to any Taxes, settled any claim or assessment relating to Taxes or consented to any claim or assessment relating to Taxes or waiver of the statutory period of limitations for any such claim or assessment, or made any new election, with respect to any Tax law in any jurisdiction which election could have an effect on the Tax treatment of the Company;

(vi)

sold, transferred, leased, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber, or otherwise dispose of, any assets used in the Company’s business except (A) in the Ordinary Course of Business, or (B) pursuant to this Agreement or any Material Agreement;

(vii)

disposed of or permitted to lapse any Company IP, or disposed of or disclosed to any person other than representatives of Buyer any material trade secret rights, in each instance other than in the Ordinary Course of Business;

(viii)

settled any claim or litigation, or filed any motions, orders, briefs, or settlement agreements in any proceeding before any Governmental Entity or any arbitrator;

(ix)

incurred or approved, or entered into any contract or commitment to make, any expenditures in excess of $2,500 other than in the Ordinary Course of Business;

(x)

maintained the books of the Company other than in accordance with GAAP and on a basis consistent with prior periods or made any change in any of the Company’s accounting methods or practices that would be required to be disclosed under GAAP;

(xi)

suffered any extraordinary losses, or cancelled or waived any claims or rights with a value to the Company in excess of $2,500;

(xii)

made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate other than transactions in the Ordinary Course of Business;

(xiii)

engaged in any one or more activities or transactions with an Affiliate of the Company other than in the Ordinary Course of Business; or

(xiv)

committed, whether in writing or orally, to do any of the foregoing.

Section 2.8

Tax Matters.

(a)

The Company and its Subsidiaries have timely filed all Tax Returns that each was required to file, and all such Tax Returns were correct and complete in all material respects. All Tax liabilities of the Company and its Subsidiaries for all taxable periods or portions thereof ending on or prior to the Effective Time have been, or will be prior to the Effective Time, timely paid or are adequately reserved for in the Company Compiled Financial Statements, other than such Tax liabilities as are being contested in good faith by the Company or its Subsidiaries. There are no ongoing federal, state, local or foreign audits or examination of any Tax Return of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time, nor has any such waiver or extension been required with respect to a Tax assessment or deficiency. No claim has ever been made by an authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)

The Company and its Subsidiaries have withheld or collected and paid or deposited in accordance with law all Taxes required to have been withheld or collected and paid or deposited by the Company or its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)

There is no dispute or claim concerning any Tax liability of the Company or its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which the Company has Knowledge.

Section 2.9

Title to Properties. The Company does not own any real property.  The Company has good and marketable title to all of its assets as shown in List of Assets attached hereto as Exhibit A and as shown on the Company Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable). All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which the Company or any its Subsidiaries is a party are fully effective and afford the Company or its Subsidiaries peaceful and undisturbed possession of the subject matter of the lease. Neither the Company nor any of its Subsidiaries is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), or has received any notice of violation with which it has not complied.

Section 2.10

Environmental Matters .

(a)

During the period that the Company or any Subsidiary has leased or owned its properties or owned or operated any facilities, to the Knowledge of the Company, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. The Company has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company or any Subsidiary having taken possession of any of such properties or facilities.

(b)

None of the properties or facilities of the Company or any Subsidiary is in violation of any U.S. federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that the Company has owned or leased its properties and facilities, to the Company’s knowledge, no third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

(c)

During the time that the Company or any Subsidiary has owned or leased its properties and facilities, there has been no litigation brought or threatened against the Company or any Subsidiary by, or any settlement reached by the Company or any Subsidiary with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

Section 2.11

Intellectual Property.

(a)

Schedule 2.11(b) attached hereto sets forth a true, correct and complete list (including, the owner, title, registration or application number and country of registration or application, as applicable) of all of the following Company IP: (i) registered trademarks,  (ii) applications for trademark registration, (iii) domain names, (iv) patents, (v) applications for patents, (vi) registered copyrights (vii) applications for copyright registration and (viii) licenses of all Intellectual Property (other than off-the-shelf business productivity software that is the subject of a shrink wrap or click wrap software license agreement ("Desktop Software")) to or from the Company. The Company has delivered or made available to Buyer prior to the execution of this Agreement true, complete and correct copies of all licenses of Company IP both to and from the Company and its Subsidiaries, except Desktop Software.

(c)

The Company IP set forth on Schedule 2.11(b) constitutes all of the Intellectual Property used by and necessary for the Company and its Subsidiaries to operate their respective business as currently conducted and currently proposed to be conducted. The Company or its Subsidiaries owns all legal and beneficial right, title and interests in the Company IP, and the Company or its Subsidiaries has the valid, sole and exclusive right to use, assign, transfer and license all such Company IP for the life thereof for any purpose, free from (i) any Liens, and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever.

(d)

All patent, trademark, service mark, copyright, patent and domain name registrations or applications set forth on Schedule 2.11(b) are in full force and effect and have not been abandoned, dedicated, disclaimed or allowed to lapse for non-payment of fees or taxes or for any other reason.

(e)

None of the Company IP owned by the Company or its Subsidiaries has been declared or adjudicated invalid, null or void, unpatentable or unregistrable in any judicial or administrative proceeding. To the Knowledge of the Company, none of the Company IP used (but not owned) by the Company or its Subsidiaries has been declared or adjudicated invalid, null or void, unpatentable or unregistrable in any judicial or administrative proceeding.

(f)

Neither the Company nor its Subsidiaries has received any written notices of, or has Knowledge of, any infringement or misappropriation by or of, or conflict with, any third party with respect to the Company IP or Intellectual Property owned by any third party. Neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated or conflicted with any Intellectual Property of any third party. The operation of the Company and its Subsidiaries does not, as currently conducted and currently proposed to be conducted, infringe, misappropriate or otherwise violate or conflict with the Intellectual Property of any third party.

(g)

The transactions contemplated by this Agreement will not affect the right, title and interest of the Company or its Subsidiaries in and to the Company IP, and each of the Company and its Subsidiaries has taken all necessary action to maintain and protect the Company IP set forth on Schedule 2.11(b) and, until the Effective Time, will continue to maintain and protect such Company IP so as to not materially adversely affect the validity or enforceability of such Company IP.

 (h)

To the Knowledge of the Company, no officer, employee or director or the Company or its Subsidiaries is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such person’s duties as an officer, employee or director of the Company or its Subsidiaries, the use of such person’s best efforts to promote the interests of the Company and its Subsidiaries or the Company’s or its Subsidiary’s business as conducted or as currently proposed to be conducted by the Company and its Subsidiaries. No prior employer of any current or former employee of the Company or its Subsidiaries has any right, title or interest in the Company IP and to the Knowledge of the Company, no person or entity has any right, title or interest in any Company IP. It is not and will not be with respect to the business as currently proposed to be conducted necessary for the Company or its Subsidiaries to use any inventions of any of its employees made prior to their employment by the Company or its Subsidiaries.

Section 2.12

Material Agreements.

(a)

Schedule 2.12 attached hereto sets forth a true, correct and complete list of the following agreements (whether written or oral and including all amendments thereto) to which the Company or its Subsidiaries is a party or a beneficiary or by which the Company or its Subsidiaries or any of their respective assets are bound (collectively, the "Material Agreements"):

(i)

any real estate leases;

(ii)

any other agreement for the provision of services by the Company or its Subsidiaries that have accounted for revenues of more than $10,000.00 per annum during any month since the Balance Sheet Date;

(iii)

any agreement creating, evidencing, securing, assuming, guaranteeing or otherwise relating to any debt for which the Company or its Subsidiaries is liable or under which it has imposed (or may impose) a Lien on any of the assets, tangible or intangible, of the Company or its Subsidiaries;

 (iv)

any capital or operating leases or conditional sales agreements relating to personal property of the Company or its Subsidiaries;

(v)

any supply or manufacturing agreements or arrangements pursuant to which the Company or its Subsidiaries is entitled or obligated to acquire any assets from a third party with a fair market value in excess of $5,000;

(vi)

any insurance policies;

(vii)

any employment, consulting, noncompetition, or separation agreements or arrangements;

(viii)

any agreement with or for the benefit of any Stockholder, officer, director or employee of the Company, or any Affiliate of the Company, or any person controlled by such individual or family member thereof;

(ix)

any license to which the Company or its Subsidiaries is a party;

(x)

any agreement in which the Company or its Subsidiaries has granted rights to license, sublicense or copy, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(xi)

any written arrangement establishing a partnership or joint venture;

(xii)

a list of all parties to any written arrangement concerning confidentiality, non-disclosure or noncompetition;

(xiii)

any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on the Company; and

(xiv)

any other agreement or arrangement pursuant to which the Company or its Subsidiaries could be required to make or be entitled to receive aggregate payments in excess of $5,000.00 or entered into outside of the ordinary course of business.

(b)

The Company has delivered to or made available to Buyer a true, correct and complete copy of each Material Agreement and a written summary of each oral Material Agreement. With respect to each Material Agreement:

(i)

each Material Agreement is legal, valid, binding and enforceable and in full force and effect with respect to the Company or its Subsidiaries and, to the Knowledge of the Company, the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefore may be brought);

(ii)

each Material Agreement is expected to continue to be legal, valid, binding and enforceable and in full force and effect against the Company, and to the Knowledge of the Company against each other party thereto, immediately following the First Closing in accordance with the terms thereof (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefore may be brought) as in effect prior to the First Closing; and

(iii)

neither the Company nor its Subsidiaries is in breach or default, and, to the Knowledge of the Company, no other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement.

Section 2.13

Insurance.

(a)

Schedule 2.13 attached hereto sets forth a true, correct and complete list of each insurance policy (including fire, theft, casualty, general liability, director and officer, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Schedule 2.13 sets forth a true, correct and complete list of each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect until the Second Closing Date AT WHICH TIME BUYER WILL HAVE OBTAINED AND SHALL HAVE IN PLACE IN FORCE AND EFFECT PROPERTY AND LIABILITY INSURANCE WITH RESPECT TO DAMAGE OR INJURY TO PERSONS OR PROPERTY ARISING OUT OF THE OPERATION OF THE ASSETS IN AT LEAST SUCH AMOUNTS AS ARE CURRENTLY MAINTAINED BY SELLER PRIOR TO THE SECOND CLOSING AND CONTINUE TO MAINTAIN SUCH INSURANCE POLICIES UNTIL OR UPON FULL REPAYMENT OF THE ACQUISITION PROMISSORY NOTE AND ALL CONDITIONS HEREIN HAVE BEEN SATISFIED.

(b)

The Company is not in breach or default, and does not anticipate being in breach or default after First Closing (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and the Company has not received any written notice or, to the Knowledge of the Company, oral notice, from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

Section 2.14

Compliance with Laws; Litigation.

(a)

Except as otherwise set forth in Schedule 2.14 attached hereto, the Company and each Subsidiary is in compliance with any and all Legal Requirements except where the failure to so comply would not result in a Material Adverse Effect. Except as otherwise set forth in Schedule 2.14, neither the Company nor any Subsidiary (a) has received any notice, charge, claim, action or assertion that the Company or any such Subsidiary is not currently in material compliance with all such Legal Requirements, and (b) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a material default under, or result in a material breach or violation of, any Legal Requirement or Permit applicable to the Company or any Subsidiary.

(b)

Except as otherwise set forth in Schedule 2.14 attached hereto, there have been no claims, actions, suits, investigations, or proceedings by or against the Company or any Subsidiary since January 1, 2006, currently pending (whether any such proceeding commenced prior to, on or after January 1, 2006), or, to the Knowledge of the Company, threatened against the Company or any Subsidiary in any court or before any Governmental Entity or any arbitrator. Except as otherwise set forth in Schedule 2.14, neither the Company nor any Subsidiary is, and since January 1, 2006, have not, been subject to any outstanding injunction, judgment, order, decree, ruling, or charge of any Governmental Entity or arbitrator.

(c)

There are no agreements or other documents or instruments settling any material claim, complaint, action, suit or other proceeding against the Company or any Subsidiary.

Section 2.15

Employees.

(a)

Set forth on Schedule 2.15(a) attached hereto is a true, correct and complete list of all current employees of the Company and its Subsidiaries, including date of employment, current title and compensation (including commissions, bonus and other compensation), and date and amount of last increase in compensation. None of the Company’s employees are members of a labor union. The Company is not a party to any collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and to the Knowledge of the Company, there is no organization effort currently being made by or on behalf of any labor union with respect to employees of the Company or its Subsidiaries. The Company has not experienced, and to the Knowledge of the Company, there is no basis for, any strike, grievances, claims of unfair labor practices, material labor trouble, work stoppage, slow down or other interference with or impairment of the business of Company.

(b)

To the Knowledge of the Company, no employee has any plans to terminate employment with the Company within six (6) months of the date hereof.

(c)

The Company is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, or health, fair employment practices, and discrimination in employment terms and conditions, and is not knowingly engaged in any unfair labor practice. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no proceedings pending or, to the Knowledge of the Company, threatened, between the Company and its employees.

(d)

Schedule 2.15(a) attached hereto sets forth a true, correct and complete list of persons whose employment has been terminated by the Company in the 90 days prior to First Closing.

Section 2.16

Employee Benefits.

(a)

Neither the Company, its Subsidiaries nor any predecessor in interest thereof has maintained, or currently maintains, any Employee Benefit Plan. At no time has the Company, its Subsidiaries or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA). Neither the Company, its Subsidiaries nor any predecessor in interest thereof has any liabilities or obligations with respect to any Employee Benefit Plan.

(b)

Schedule 2.16(b) discloses each: (i) agreement with any director, executive officer or other key employee of the Company or its Subsidiaries, including (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s "parachute payment" under Section 280G(b)(1) of the Code; and (iii) agreement or plan binding the Company or its Subsidiaries, including any option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

Section 2.17

Permits. Schedule 2.17 attached hereto sets forth a true, correct and complete list of all known material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including those issued or required under applicable export laws or regulations) ("Permits") issued to or held by the Company and its subsidiaries. Such listed Permits are the only Permits that are required for the Company and its subsidiaries to conduct their business as presently conducted, except where the failure of the Company to obtain any Permit that is required would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Permit is in full force and effect and to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the First Closing.

Section 2.18

Broker’s Fees. Except as set forth on Schedule 2.18 attached hereto, neither the Company nor any of its subsidiaries has any liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

Section 2.19

Books and Records.

(a)

The books, records and accounts of the Company (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (d) accurately and fairly reflect the basis for the Company Compiled Financial Statements.

(b)

The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 2.20

Banking Relationships and Investments. Schedule 2.20 attached hereto sets forth sets forth a true, correct and complete list of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box or borrowing relationship, factoring arrangement or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under loan facilities, or to obtain access to such boxes. Schedule 2.20 sets forth a true, correct and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Company (the "Investments"). The Company has good and legal title to all Investments.

Section 2.21

Transactions With Affiliates. Except as set forth on Schedule 2.21 attached hereto and except for (i) normal advances to Company employees in the Ordinary Course of Business not exceeding $5,000 in the aggregate, (ii) payment of compensation for employment to Company employees consistent with past practices, and (iii) participation in plans by Company employees, the Company has not purchased, acquired, or leased any property or services from, or sold, transferred, or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting, or similar agreement with, or engaged in any other transaction with any member, manager, or officer of the Company or any of its Affiliates. Except as set forth on Schedule 2.21, no Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.

Section 2.22

Equipment and Tangible Property.  Except as otherwise set forth on Schedule 2.22 attached hereto, the Company and each Subsidiary’s equipment, furniture, machinery, vehicles, structures, fixtures, and other tangible property (the “Tangible Assets”) are suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Assets as shall have been taken out of service on a temporary basis for repairs or replacement in the Ordinary Course of Business. Except for the Excluded Assets set forth on Exhibit A and those assets of the Subsidiary assigned to Company Affiliate prior to the First Closing, there are no material Tangible Assets that the Company or any Subsidiary has been using, holding or operating in its business immediately prior to the Closing that will not be used, held or owned by the Surviving Company immediately following the

Closing. The Tangible Assets are free of any structural or engineering defects, and since January 1, 2006, there has not been any significant interruption of the Company’s business due to inadequate maintenance or obsolescence of the Tangible Assets.

Section 2.23

Disclosure. No representation or warranty by the Company contained in this Agreement, including any statement contained in the Company Disclosure Letter or any document delivered in connection herewith, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE III

Representations and Warranties of Buyer and Buyer Sub

Buyer and Buyer Sub, jointly and severally, represent and warrant to the Company and the Members as follows:

Section 3.1

Organization and Qualification. Each of Buyer and Buyer Sub as of the Effective Time (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (b) has the requisite corporate power and authority to own, operate, manage, lease, and hold its properties and assets as and where its properties and assets are presently located and to carry on its business as is now being conducted and proposed to be conducted, and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse on the Buyer.   Buyer Sub is a wholly owned Subsidiary of Buyer.

Section 3.2

Capitalization.

(a)

As of April 25, 2008 the authorized capital stock of Buyer consists of 595,000,000 shares of common stock, $0.001 par value (the "Buyer Common Stock"), 5,000,000 shares of preferred stock, $0.001 par value (the "Buyer Preferred Stock") including 165 shares of Series A Convertible Preferred Stock, $0.001 par value (the "Series A Preferred Stock"). As of April 25, 2008, (i) 595,000,000 shares of Buyer Common Stock were issued and outstanding and 143.0 shares of Series A Preferred Stock were issued and outstanding and (ii) 600,000 shares of Buyer Common Stock were reserved for issuance under the Buyer’s 2003 Stock Incentive Plan. The Buyer has filed a Schedule 14C with the SEC related to an increase of the authorized capital stock of the Buyer from 595,000,000 to 1,995,000,000 shares of common stock, $0.001 par value. The increase is expected to become effective around May 6, 2008. All of the issued and outstanding shares of Buyer Common Stock and Series A Preferred Stock (i) have been duly authorized and validly issued; (ii) are fully paid and nonassessable; (iii) are free and clear of all Liens; and (iv) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). The certificates representing the Buyer Common Stock are in proper form for the enforcement of the rights and limitations of rights pertaining to such Shares which are set forth in Buyer’s certificate of incorporation, as amended, and bylaws. There are no declared or accrued but unpaid dividends with respect to any Buyer Common Stock. All shares of Buyer Common Stock were issued in compliance with applicable law.

(b)

Except as disclosed on Schedule 3.2(b) attached hereto or in the Company’s SEC Filings, there are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Buyer or any of its subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, Buyer or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Buyer or any of its Subsidiaries or (iii) voting trusts or similar agreements to which Buyer or any of its Subsidiaries is a party with respect to the voting of the capital stock of Buyer or any of its Subsidiaries.

(c)

The authorized capital stock of Buyer Sub consists of 100 shares of common stock (the "Buyer Sub Common Stock"), of which 100 shares were issued and outstanding. Buyer owns all of the issued and outstanding shares of Buyer Common Stock. Buyer owns all of the issued and outstanding shares of Buyer Sub Common Stock. All of the issued and outstanding shares of Buyer Sub Common Stock (i) have been duly authorized and validly issued; (ii) are fully paid and nonassessable; (iii) are free and clear of all Liens; and (iv) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All shares of Buyer Sub Common Stock were issued in compliance with applicable law.

Section 3.3

Authority, Approval and Enforceability.

(a)

Each of the Buyer and the Buyer Sub has the necessary corporate power and authority to enter into this Agreement and each Collateral Agreement to which it is a party and, subject to the filing of the Certificate of Merger as required by Delaware Law, to consummate the Merger and to otherwise carry out its obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements to which the Buyer and Buyer Sub is a party and the consummation of the Merger and the other transactions contemplated hereby and have been duly authorized by all necessary corporate action on the part of the Buyer and Buyer Sub and no other proceedings on the part of the Buyer or Buyer Sub are necessary to authorize this Agreement and each such Collateral Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby.

(b)

This Agreement and each Collateral Agreement to which the Buyer and the Buyer Sub is a party has been, or upon execution and delivery will be, duly executed and delivered by the Buyer and Buyer Sub and constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Buyer and Buyer Sub, enforceable in accordance with their respective terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or other similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

Section 3.4

No Conflict; Required Filings and Consents.

(a)

Except as otherwise set forth in Schedule 3.4 attached hereto, the execution, delivery and performance by the Buyer and the Buyer Sub of this Agreement and the Collateral Agreements to which the Buyer and Buyer Sub is a party and the consummation of the Merger will not: (i) breach, conflict with or violate any provision of the Buyer’s or Buyer Sub’s Certificate of Incorporation, as amended, or their respective Bylaws, as amended; (ii) require any filing with, or permit, authorization, consent or approval of, any governmental authority; (iii) contravene or conflict with or violate in any material respect any Legal Requirement; (iv) violate, conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, materially modify, cancel, require any notice under, or cause the loss of a benefit (including any increase in payments) under any Material Agreement to which the Buyer or Buyer Sub is a party or by which the Buyer or Buyer Sub is bound or to which any asset of the Buyer or Buyer Sub is subject; or (v) result in the creation or imposition of any Liens on the properties or assets of the Buyer Sub except as contemplated herein, except in the cases of clauses (ii) and (v) as would not reasonably be expected to have a Material Adverse Effect.

(b)

Except for the filing of the Merger Certificate and any applicable requirements, if any, under "takeover" or "blue sky" law, neither the Company nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby the failure of which to submit would, individually or in the aggregate, have or result in a Material Adverse Effect on the Company. No waiver, consent, approval or authorization of any Governmental Entity or any third party is required to be obtained or made by the Company or its Subsidiaries in connection with its execution, delivery or performance of this Agreement the failure of which to obtain or make, individually or in the aggregate, would have or result in a Material Adverse Effect on the Company.

(c)

No suit, action, inquiry, investigation or other proceeding is pending or, to the Knowledge of the Company, threatened against or involving the Company before any Governmental Entity seeking to restrain the Company from entering into this Agreement and the Collateral Agreements to which the Company is a party or which questions or challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with the First Closing, or seeking damages against the Company as a result of the consummation of the Merger. The Company is not subject to any judgment, order or decree which could reasonably be expected to have a Material Adverse Effect.

Section 3.5

SEC Reports. Buyer has filed all forms, reports, schedules, registration statements, proxy statements and other documents (including any document required to be filed as an exhibit thereto) required to be filed by Buyer under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Securities and Exchange Commission ("SEC") since February 2, 2005. All such required forms, reports, schedules, registration statements, proxy statements and other documents (including those that Buyer may file subsequent to the date hereof) are referred to herein as the "SEC Reports." As of their respective dates, the SEC Reports (including any financial statements or schedules included or incorporated by reference therein) (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC hereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, except as set forth in the SEC Reports, there has not been any Material Adverse Effect with respect to Buyer that would require disclosure under the Securities Act.

Section 3.6

Buyer Sub. Buyer Sub is not and has never been a party to any material agreement and has not conducted any activities other than in connection with the organization of Buyer Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Buyer Sub has not incurred or assumed any expenses or liabilities prior to the First Closing.

Section 3.7

Broker’s Fees. If the Buyer or Buyer Sub has any liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement, such party shall bear its own cost and expense regarding such broker’s fees. On the Second Closing Date, Buyer shall pay a finder’s fee in the total amount of $152,500 (“Finder’s Fee”) to Sunbelt Business Brokers, 1660 S. Stemmons Freeway, Suite 260, Lewisville, TX 75067.

Section 3.8

Restrictions on Transfer. Except as set forth herein, Buyer and Buyer Sub have no Knowledge of any restrictions on the transfer of Buyer Common Stock received as Merger Consideration, other than as required by law or as set forth in the this Agreement and the Collateral Agreements.

Section 3.9

Disclosure.  No representation or warranty by Buyer or Buyer Sub contained in this Agreement, including any statement contained in any document delivered in connection herewith, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE IV

Further Covenants and Assurances

Section 4.1

Securities Laws.

(a)

Buyer, Buyer Sub, and the Company will take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Buyer Common Stock in connection with the Merger. The Company will use commercially reasonable efforts to assist Buyer as may be necessary to comply with such securities and blue sky laws.

(b)

So long as Buyer or any successor entity has securities registered under Securities Act or the Exchange Act, Buyer or such successor entity will file all reports required to be filed by it under the Exchange Act, all to the extent required pursuant to Rule 144 to enable Members who exchange Member Interests for Buyer Common Stock pursuant to the terms of this Agreement to sell Buyer Common Stock pursuant to Rule 144 adopted under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.

Section 4.2

Public Announcements. Buyer and the Company will consult with each other before holding any press conferences, analyst calls or other meetings or discussions and before issuing any press release or other public announcements with respect to the transactions contemplated by this Agreement, including the Merger. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Merger, and will not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement will be mutually agreed upon prior to the issuance thereof. In addition, the Company will, and will cause its Subsidiaries to consult with Buyer regarding communications with customers, stockholders and employees relating to the transactions contemplated by this Agreement.

Section 4.3

Audited Financial Statements. At the sole cost and expense of the Surviving Corporation, promptly after the Effective Time, a qualified certified public accountant shall be provided with access to the Books and Records and financial information of the Company and shall use its best efforts to prepare within sixty (60) days of the Effective Time an audited balance sheet dated as of the First Closing Date ("Audited Balance Sheet") and balance sheet, income statement and statement of cash flows for the year ended December 31, 2007 (the "Audited Financial Statements") and such interim and pro forma financial statements as may be required to be filed by Buyer pursuant to Regulation S-X and applicable federal securities laws applicable to it. The Audited Financial Statements and any interim financial statements shall (a) be prepared in accordance with the Books and Records of the Company, (b) fairly present the financial condition of the Company at the date therein indicated and the results of operation for the period therein specified and (c) have been prepared in accordance with U.S. GAAP.

Section 4.4

Non-Competition and Other Covenants

 (a)

Agreement Not to Compete. For a period of two (2) years after the First Closing Date, the Members shall not accept or acquire title to any be engaged or interested in any business which competes directly with the mobile billboard trucks.   business of the Company as is currently conducted, or in those states in which the Company or its affiliates has specific plans to conduct business and the Members have knowledge of such plans at, or prior to the First Closing. The Buyer Sub acknowledges the Company Affiliate currently owns and operates a mobile billboard business which has agreed not to compete directly with mobile billboard trucks. A Member shall be deemed to be interested in a mobile billboard truck business if he is engaged or interested in that business as a stockholder, director, officer, employee, salesman, sales representative, agent, partner, individual proprietor, consultant or otherwise, but not if such interest is limited solely to ownership of 2% or less of the equity or debt securities of any class of a corporation whose shares are listed for trading on a national securities exchange or traded in the over the counter market.

(b)

Non-solicitation. For a period of three (3) years after the First Closing Date, neither the Members or Buyer Sub shall not, directly or indirectly, (a) cause or attempt to cause any customer, client, account or vendor, or prospective customer, client, account or vendor to divert, terminate, limit or in any manner modify or fail to enter into any actual or potential business relationship with the Company or the Company Affiliate, or (b) divert, solicit or employ, or attempt to divert, solicit or employ, any employees of the Company. For purposes of this Section 4.4, a prospective customer, client, account or vendor shall mean any customer, client, account or vendor included in schedule 4.4(b) hereto, or were involved with or had knowledge of in his or her position with the Company for the twelve month period prior to the First Closing Date.

(c)

Necessary and Reasonable. Members agree that the covenants provided for in Section 4.4 hereof are necessary and reasonable in order to protect the Company and the Surviving Company in the conduct of its mobile billboard truck business, to protect the trade secrets and other proprietary information of the Company and the Surviving Company and to protect the Company and the Surviving Company in the utilization of the assets, tangible and intangible, including the goodwill of the Company and the Surviving Company.

Section 4.5

Adjustments in Merger Consideration. The Merger Consideration due and payable to the Members in accordance with Section 1.7 will be adjusted as follows:

(a)

Reductions in Merger Consideration Prior to the First Closing. If the First Closing Balance Sheet reveals liabilities (including deferred revenue) in excess of $100,000, the Acquisition Note Consideration shall be reduced by one dollar for every dollar of liabilities (including deferred revenue) greater than $100,000 on the First Closing Balance Sheet.

(b)

Reductions in Merger Consideration After First Closing. If the Audited Balance Sheet reveals liabilities (including deferred revenue) greater than that reported on the First Closing Balance Sheet, the Acquisition Note Consideration and the One Year Note Consideration shall each be reduced by $0.50 for every dollar of liabilities (including deferred revenue) reported on the Audited Balance Sheet and not disclosed on the First Closing Balance Sheet, provided, however, that no reduction in the principal balance shall be made unless and until the liabilities reported on the Audited Balance Sheet are greater than $100,000.

(c)

Adjustments in Merger Consideration At One Year Closing.  The One Year Note Consideration shall be adjusted subject to satisfaction of certain sales and performance targets as per mutually agreed Business Plan attached hereto as Exhibit F.  If the Proforma One Year Financial Statements as of one year from the Second Closing reports a lower gross revenue than forecasted in the Business Plan, then the One Year Note Consideration shall be reduced by $1.00 for every dollar of gross revenue decrease, provided, however, that no reduction in the One Year Note Consideration shall be made unless and until the decrease in gross revenue reported on the Proforma One Year Financial Statements is greater than $150,000.00  However, if the Company meets or exceeds the  sales and performance targets as set forth in the mutually agreed Business Plan attached hereto, Buyer agrees to satisfy all terms of the Acquisition Promissory Note within thirty days notice by the Buyer of such performance.

Section 4.6

Ordinary Course of Operation until Second Closing. During the period from the First Closing through the Second Closing:

(a)

The Buyer shall operate the Surviving Corporation business only in the Ordinary Course of Business and shall not take any action which would decrease, deplete or impair the value of the Surviving Corporation’s assets, business or prospects in any material respect; and

(b)

During the period that the Members may exercise their Repurchase Option, the Buyer and its executive officers shall use their respective commercially reasonable efforts to preserve intact the Surviving Corporation’s business organization and the good will of its customers, suppliers, employees and others having business relations with it. The operation of the Surviving Corporation shall be managed by  Melody Mayer as set forth in the  Employment Agreement(s) attached hereto as Exhibit I.

ARTICLE V

Conditions of Merger

Section 5.1

Conditions to Obligations of Buyer and Buyer Sub to Effect the Merger. The obligations of Buyer and Buyer Sub to effect the Merger will be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

(a)

Representations and Warranties. All representations and warranties of the Company and Members set forth in this Agreement and the Collateral Agreements will be true and correct as of the First Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties will be true and correct as of such date).

(b)

Agreements and Covenants. The Company and Members shall have performed and satisfied in all material respects all obligations hereunder and complied in all material respects with all agreements and covenants of the Company and the Members required to be performed or complied with by it or them under this Agreement.

(c)

Certificate of Secretary. Buyer will have received from the secretary of the Company a certificate, dated the First Closing Date, as follows: (i) certifying to the effects set forth in Section 5.1(a) and (b), (ii) certifying that the Company’s Articles of Organization are still in full force and effect and have not been revoked, terminated or amended, (iii) certifying that the Regulations of the Company are still in full force and effect and have not been revoked, amended, terminated, assigned or transferred, (iv) certifying that the resolutions of the Members and Manager of the Company authorizing, ratifying and approving the Merger upon the terms set forth herein have been duly adopted in accordance with the Regulations and applicable Texas Law and remain in full force and effect and have not been amended or revoked by such parties, (v) attesting to the incumbency of the Members and Managers of the Company, (vi) certifying that the Company is in good standing under Texas Law and the laws of any other jurisdiction in which the Company is registered as a foreign company, all as may reasonably be acceptable to counsel to the Buyer, and (vii) certifying that the Company Compiled Financial Statements have been prepared in accordance with GAAP consistently applied during the applicable periods and present fairly in all material respects the financial condition, results of operations, changes in Members’ equity, and cash flows for the periods then ended.

(d)

Required Consents. Any consent, authorization, order or approval of (or filing or registration with) any third party identified by Buyer on Schedule 5.1(d) will have been obtained or made.

(e)

Closing Documents.

The Buyer and the Buyer Sub shall have delivered the certificates representing the Membership Interests for cancellation, duly endorsed to Buyer Sub.

(f)

Company Compiled Financial Statements. Buyer will have received from the Company the Company Compiled Financial Statements and an interim Balance Sheet and Income Statement dated  March 31, 2008  attached hereto as Exhibit H.

(g)

Employment Agreement. Melody Mayer shall have executed and delivered to the Buyer Sub and Buyer the employment agreement in substantially the form attached hereto as Exhibit I dated on or before the First Closing Date to become effective on the First Closing Date.

(h)

Collateral Agreements.  The Company and the Members shall have executed and delivered each Collateral Agreement not otherwise referred to in subsections (a) through (g) above.

Section 5.2

Conditions to Obligations of the Company and the Members to Effect the Merger. The obligations of the Company and the Members to effect the Merger will be further subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

(a)

Representations and Warranties. All representations and warranties of the Buyer and Buyer Sub set forth in this Agreement and the Collateral Agreements will be true and correct as of the First Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations will be true and correct as of such date).

(b)

Agreements and Covenants. Buyer and Buyer Sub shall have performed and satisfied in all material respects all obligations hereunder and complied in all material respects with all agreements and covenants of Buyer and Buyer Sub required to be performed or complied with by them under this Agreement.

(c)

Certificate of Secretary. The Company will have received from the corporate secretary of each of Buyer and Buyer Sub a certificate (i) certifying Buyer’s Articles of Incorporation and Buyer Sub’s Certificate of Incorporation and Articles of Incorporation, respectively, (ii) certifying the bylaws of Buyer and Buyer Sub, (iii) certifying the resolutions of the board of directors of Buyer and Buyer Sub and (iv) certifying the resolutions of the stockholder of Buyer Sub.

(d)

Merger Consideration.  The Buyer and Buyer Sub shall have delivered to the Members the certificates or other documents or agreements representing the Merger Consideration as in accordance with Section 1.7 and the Letter of Intent Signing Stock Consideration in accordance with Section 1.6.

(e)

Employment Agreement. The Buyer and Buyer Sub shall have executed and delivered the employment agreement by and among the Buyer, the Buyer Sub and Melody Mayer in substantially the form of attached hereto Exhibit I and dated on or before the First Closing Date to become effective on the First Closing Date.

(f)

Advertising Placement Agreement.

The Buyer and Buyer Sub shall have executed and delivered the Advertising Placement Agreement by and among Heath Hill, Melody Mayer and Charlie Warren and Lime Truck, Inc.1,  a Texas corporation (“Lime Truck, TX”), the Buyer, and the Surviving Corporation in substantially the form attached hereto as Exhibit J (the “Advertising Placement Agreement”).

1 See footnote 1.

ARTICLE VI

Survival and Indemnification

Section 6.1

Survival of Representations. All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other parties to this Agreement, until the earlier of the termination of this Agreement or two (2) years after the First Closing Date (the "Survival Period"), whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period). The parties’ post-First Closing remedies for a breach are not limited by the pre-First Closing discovery of a breach.

Section 6.2

Indemnification of Buyer. Subject to the limitations set forth in this Article VI, the Members agree to indemnify and hold harmless Buyer and its officers, directors, attorneys, agents and employees, and each person, if any, who controls or may control Buyer within the meaning of the Securities Act from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (hereinafter referred to as "Damages"):

(a)

Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by the Company or the Members in this Agreement, the Collateral Agreements or any certificate, document or instrument delivered by or on behalf of the Company pursuant hereto; or

(b)

Resulting from any failure of the Members to have good, valid and marketable title to the issued and outstanding Membership Interests held by them, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such Membership Interests in favor of the Merger and the other transactions contemplated by the Merger Agreement.

The foregoing are collectively referred to as the "Buyer Indemnity Claims."

Section 6.3

Indemnification of Members. Subject to the limitations set forth in this Article VI, the Buyer and Buyer Sub agree to jointly and severally indemnify and hold harmless the Members and their respective heirs, successors and assigns, from and against any and all Damages:

(a)

Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by the Buyer or Buyer Sub in this Agreement or any certificate, document or instrument delivered by or on behalf of the Buyer or Buyer Sub pursuant hereto; or

(b)

Resulting from any failure of Buyer to have good, valid and marketable title to the full paid nonassessable shares of Buyer Common Stock constituting all or any part of the Merger Consideration, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to cause all of the shares representing such Buyer Common Stock to be issued to the Members in connection with the conversion of each Membership Interest as contemplated by the Merger Agreement; or

(c)

Arising out of the Buyer Sub’s business conducted after the Effective Time, including but not limited to any and all claims for damages resulting from alleged injury to property or claims for personal injury or wrongful death.  The provisions of this Section shall survive the execution of this Agreement.

The foregoing are collectively referred to as the "Members Indemnity Claims." The Members Indemnity Claims together with the Buyer Indemnity Claims are collectively referred to as the "Indemnity Claims."

Section 6.4

General Notice and Procedural Requirements for Indemnity Claims. Notwithstanding the foregoing, the party or person having the indemnity obligation under this Article VI (the "Indemnifying Party" ), shall be obligated to indemnify and hold harmless the party or person entitled to indemnity under this Article VI (the "Indemnified Party" ), only with respect to any Indemnity Claims of which the Indemnified Party notifies with specificity the Indemnifying Party in accordance with Section 8.1 of this Agreement and, if applicable, within the following time period: (i) with regard to any representation or warranty under this Agreement, prior to the end of the Survival Period of such representation or warranty; or (ii) with regard to any covenant under this Agreement which by its terms expires, prior to the end of the survival period relating to such covenant.

Section 6.5

Notice and Procedural Requirements for Third Party Claims. If a complaint, claim or legal action is brought by a third party (a "Third Party Claim") as to which an Indemnified Party is entitled to indemnification, the Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party in accordance with Section 8.1 of this Agreement promptly after the Indemnified Party receives notice thereof, which notice shall include a copy of any letter, complaint or similar writing received by the Indemnified Party; provided however, that any failure to provide or delay in providing such information shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby.

The Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s election so to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim except as hereinafter provided. If the Indemnifying Party elects to assume such defense and select counsel, the Indemnified Party may participate in such defense through its own separate counsel, but the fees and expenses of such counsel shall be borne by the Indemnified Party unless: (i) otherwise specifically agreed by the Indemnifying Party, or (ii) counsel selected by the Indemnifying Party determines that because of a conflict of interest between the Indemnifying Party and the Indemnified Party such counsel for the Indemnifying Party cannot adequately represent both parties in conducting the defense of such action. In the event the Indemnified Party maintains separate counsel because counsel selected by the Indemnifying Party has determined that such counsel cannot adequately represent both parties because of a conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnifying Party shall not have the right to direct the defense of such Third Party Claim on behalf of the Indemnified Party.

The failure of the Indemnifying Party to notify an Indemnified Party of its election to defend such Third Party Claim within thirty (30) days after notice thereof was given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its rights to defend such Third Party Claim.

If the Indemnifying Party assumes the defense of a Third Party Claim, the obligations of the Indemnifying Party shall include taking all steps necessary in the defense of such Third Party Claim and holding the Indemnified Party harmless from and against any and all Damages caused or arising out of any settlement approved by the Indemnified Party or any judgment in connection with the claim or litigation.

If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate; provided, however, that the Indemnified Party may not settle such Third Party Claim without the prior written consent of the Indemnifying Party; provided that the Indemnifying Party may not withhold such consent unless it has provided security of a type and in an amount reasonably acceptable to the Indemnified Party for the payment of its indemnification obligations with respect to such Third Party Claim. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of Damages caused or arising out of any judgment rendered with respect to such Third Party Claim, and for all costs and expenses incurred by the Indemnified Party in the defense of such claim.

The Indemnifying Party may settle any Third Party Claim in its sole discretion without the prior written consent of the Indemnified Party, provided that such settlement involves only the payment of cash by the Indemnifying Party to the claimant and does not impose any other obligation on the Indemnifying Party or any liability or obligation on the Indemnified Party.

Section 6.6

Notice and Procedural Requirements for Direct Claims. Any claim for indemnification by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt notice thereof in accordance with Section 8.1 of this Agreement; provided, however, that any failure to provide, or delay in providing, such notification shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby. After receiving notice of a Direct Claim, the Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifying Party rejects such claim or does not respond within such thirty (30) day period (in which case the Indemnifying Party will be deemed to have rejected such claim), the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Article VI.

Section 6.7

Maximum Liability. Notwithstanding anything to the contrary herein, in no event will the Members’ indemnity obligations under this Article VI exceed the aggregate amount of $1,000,000 except in the case of fraud by the Company or a breach of a representation, warranty or covenant made in Section 2.2 or Section 2.10. In no event will the Buyer’s indemnity obligations under this Article VI exceed the aggregate amount of $1,000,000.

Section 6.8

Basket. Notwithstanding anything to the contrary herein, in no event shall an Indemnifying Party have any liability for an indemnity obligation under this Article VI unless and until the Damages relating to the party’s Indemnity Claims exceed $35,000 in the aggregate, provided, however that the provisions of this Section 6.8 shall not be construed to apply to the adjustments in Section 4.5. From and after the time the aggregate Damages for an Indemnified Party’s Indemnity Claims exceed $35,000, the limitation set forth in this Section 6.8 shall be of no further force and effect and the Indemnifying Party shall be liable for the entire amount of the Damages, subject to the liability limitations of Section 6.7.

ARTICLE VII

Definitions

Section 7.1

Definitions.  Capitalized terms used in this Agreement are used as defined in this Article VII or elsewhere in this Agreement.

“Affiliate” shall mean, with respect to any person, any other person controlling, controlled by, or under common control with such person. The terms “control” when used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether by ownership of voting securities, contract or otherwise.

"Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in the Commonwealth of Virginia or State of Texas are authorized or required by law to close.

“Buyer Common Stock” shall mean the Buyer’s shares of common stock, $.001 par value per share.

 “Collateral Agreements” shall mean any or all of the exhibits to this Agreement, any and all other agreements, instruments, or documents required or expressly provided under this Agreement to be executed and delivered in connection with the consummation of the Merger or at the First Closing.

"Company IP" means any Intellectual Property used or held for use by the Company or its Subsidiaries, in the conduct of their businesses as currently conducted and currently proposed to be conducted.

"Disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended ("CERCLA").

"Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, options, or other forms of incentive compensation or post-retirement compensation; and

"ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or its Subsidiaries.

“Governmental Entity” means any U.S. federal, state or local or foreign government, political subdivision thereof, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal.

"Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the First Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

"Intellectual Property" means any (i) patents, (ii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names, (iii) inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, proprietary information, trade secrets, and confidential information (including customer lists, training materials and related matters, research and marketing and sales plans), whether or not patented or patentable, (iv) copyrights, writings and other copyrightable works and works in progress, databases and software, (v) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (vi) all registrations and applications for registration of any of the foregoing, (vii) all common law trademarks and service marks used by the Company or its Subsidiaries and (viii) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world.

“Knowledge” when used with respect to the Company in this Agreement shall mean the actual knowledge, after reasonable inquiry, of Melody Mayer, Heath Hill and Charles Warren with respect to the matter in question.  When used with respect to the Buyer or Buyer Sub in this Agreement shall mean the actual knowledge, after reasonable enquiry, of the executive officers of the Company.  When used with respect to the Members shall mean the actual knowledge of a Member, after reasonable enquiry with respect to the matter in question.

“Legal Requirements” shall mean any and all federal, state, local, or foreign laws (statutory, judicial, or otherwise), ordinances, rules and regulations, and any judgments, orders, directives, injunctions, writs, decrees, or awards of any Governmental Entity (as hereinafter defined).

 “Liens” shall mean any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities, and other restrictions or charges of any kind or nature whatsoever.

"Material Adverse Effect " when used in connection with an entity means any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations, employees or prospects of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect is caused by results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner) or (iii) changes in the trading prices for such entity’s capital stock.

“Material Agreements” when used in this Agreement shall mean the agreements referred to in Section 2.12.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with the past custom and practice of the Company and applicable Legal Requirements.

“SEC” shall mean the United States Securities and Exchange Commission.

"Subsidiary" of a person means any corporation or other legal entity of which such person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

"Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by a Governmental Entity, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and any amounts of Taxes of a third Person that a Person or any Subsidiary of such Person is liable to pay by law or otherwise; and

  "Tax Returns" means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes including any schedules, attachments or amendments thereto.

ARTICLE VIII

General Provisions

Section 8.1

Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made (a) as of the date delivered, if delivered personally or by overnight courier, (b) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), and, in each case to the parties at the following addresses or facsimile number (or at such other address for a party as will be specified by like notice, except that notices of changes of address will be effective upon receipt):

 (a)

If to Buyer or Buyer Sub:

Ariel Way, Inc.

8000 Towers Crescent Drive

Suite 1220

Vienna, VA 22182

USA

Attention: Arne Dunhem, Chairman and CEO

Facsimile: (703) 991-0841

With a copy (which will not constitute notice) to:

Babirak Carr, P.C.

1920 L Street, N.W.

Suite 525

Washington, D.C.  20036

Attention: Neil R.E. Carr, Esq.

Office: (202) 467-0916 (Direct Dial)

Facsimile: (202) 318-4486

(b)

If to the Company (prior to the First Closing Date):

Lime Media, LLC

2805 Singleton Street

Rowlett, TX 75088

Attention: Charlie Warren

Facsimile: (972)475-1226

With a copy (which will not constitute notice) to:

Leggett & Clemons, PLLC

2745 Dallas North Parkway, Suite 310

Plano, Texas 75093

Attention: Tandy Jouret, Esq.

Office: (214) 473-8686

Facsimile: (972) 862-9000

Section 8.2

Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees, costs and expenses.

Section 8.3

Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.4

Entire Agreement. This Agreement and the schedules and exhibits attached hereto, constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 8.5

Exhibits and Schedules.  The Exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference.  Disclosure of a specific item in any one Schedule shall be deemed disclosure in any other Schedule applicable to that specific item to the extent its applicability to such other Schedule is reasonably apparent on its face.

Section 8.6

No Third-Party Beneficiaries. Except for the parties hereto, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

Section 8.7

Assignment. This Agreement will not be assigned by operation of law or otherwise, except that Buyer and Buyer Sub may assign all or any of their rights hereunder to any Affiliate of Buyer; provided, however, that no such assignment will relieve the assigning party of its obligations hereunder. This Agreement will be binding upon, and will be enforceable by and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.8

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.9

Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed entirely within that State, without regard to the conflict of law provisions of such state.

Section 8.10

Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be understood to be followed by the words "without limitation."

Section 8.11

Construction. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 8.12

Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which will constitute one and the same agreement.

Section 8.13

Confidentiality. The Company and Buyer each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, the Company and Buyer each agrees (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law.

* * *

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.]

IN WITNESS WHEREOF, Buyer, Buyer Sub, the Company, the Company Sub and the Members have executed this Agreement as of the date first written above.

ARIEL WAY, INC.

By:	/s/ Arne Dunhem
Name: Title:	Arne Dunhem Chairman and CEO

LIME TRUCK ACQUISITION CORPORATION

By:	/s/Arne Dunhem
Name: Title:	Arne Dunhem President

LIME MEDIA, LLC

By:	/s/ Heath Hill
Name: Title:	Heath Hill Managing Director

LIME TRUCK, INC. A TEXAS CORP.

By:	/s/ Heath Hill
Name: Title:	Heath Hill President

MELODY MAYER
Signed:	/s/ Melody Mayer

HEATH HILL
Signed:	/s/ Heath Hill

CHARLES WARREN
Signed:	/s/ Charles Warren

 EXHIBIT A

LIST OF ASSETS

VEHICLES

A-1

EXHIBIT B

ACQUISITION PLEDGE AND ESCROW AGREEMENT

B-1

EXHIBIT C

SECURITY AGREEMENT

C-1

EXHIBIT D

ACQUISITION PROMISSORY NOTES

D-1

EXHIBIT E

ONE YEAR PROMISSORY NOTES

E-1

EXHIBIT F

BUSINESS PLAN

F-1

 EXHIBIT G

VEHICLE  ACH PAYMENT AGREEMENT

G-1

EXHIBIT H

FIRST CLOSING BALANCE SHEET AND INCOME STATEMENT

H-1

EXHIBIT I

EMPLOYMENT AGREEMENT

I-1

 EXHIBIT J

ADVERTISING PLACEMENT AGREEMENT

J-1

 EXHIBIT K

TRANSFER ACCOUNTS RECEIVABLE DETAILS

K-1